Exhibit 3.1(3)


                          CERTIFICATE OF AMENDMENT
                                   OF THE
                    RESTATED CERTIFICATE OF INCORPORATION
                                     OF
                           AMERICAN BILTRITE INC.


                   ----------------------------------------
                    Pursuant to Section 242 of the General
                   Corporation Law of the State of Delaware
                   ----------------------------------------


          American Biltrite Inc., a Delaware corporation (the "Corporation"), does hereby certify as follows:

          FIRST: The first and second sentences of Article FOURTH of the Corporation's Restated Certificate of Incorporation are hereby amended to read in their respective entireties as set forth below:

               FOURTH: The total number of shares of capital stock of all classes which the Corporation shall have the authority to issue is sixteen million (16,000,000) shares. Fifteen million (15,000,000) shares shall be Common Stock, par value $.01 per share, and one million (1,000,000) shares shall be Preferred Stock, par value $.01 per share.

          SECOND: The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

          IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed in its corporate name this 15th day of May, 1996.

                              AMERICAN BILTRITE INC.


                              By  /s/ Richard G. Marcus
                                -----------------------
                                Name: Richard G. Marcus
                                Title: President